EXHIBIT 99.1

Fentura Financial, Inc.
P.O. Box 725
Fenton, MI 48430-0725

Contact:	Ronald L. Justice SVP Corporate Governance &Investor Relations Fentura Financial, Inc. (810) 714-3902 July 18, 2005

For Immediate Release

Fentura Financial, Inc. (Fentura) announced a 57.5% increase in quarterly net income at $1,293,000 or $0.68 per diluted share for the three months ended June 30, 2005 compared to $821,000 or $0.44 per diluted share for the same period in 2004. The 2005 results include the financial performance of West Michigan Community Bank, which Fentura acquired in March 2004. According to CEO Donald L. Grill, "The Company's strong financial performance reflects continued growth and financial improvement of the newest subsidiary, West Michigan Community Bank, solid growth in the core markets of each subsidiary Bank, and substantial improvement in the Bank's net interest margins compared to 2004 results."

Fentura reported year to date earnings of $2,446,000 or $1.29 per diluted share, a $803,000 or 48.9% increase over the $1,643,000 or $0.87 per diluted share reported for the first half of 2004. During this period, the Company achieved net interest income of $11,077,000 an increase of 38.6% over the $7,993,000 reported in the first half of 2004. Interest income from continued strong commercial and mortgage loan growth at The State Bank and Davison State Bank as well as the addition and improvement of net interest income from West Michigan Community Bank, accounts for the increase. Non-interest income of $3,354,000 declined compared to the $3,444,000 reported for the six months ending June 30, 2005 primarily due to a decline in fee income from deposit account activity. Non-interest expense of $10,392,000 increased in the first half of 2005 compared to the $8,588,000 reported in 2004 due principally to the addition of the operational expenses of West Michigan Community Bank.

Total assets increased 7.4% from the $559,501,000 reported at June 30, 2004 to $601,270,000 at June 30, 2005. Asset increases were driven principally by a 10.6% increase in total loans and specifically, a substantial $33,597,000 increase in commercial loans and a $7,117,000 increase in real estate and construction loans.

Total stockholder's equity increased $4,376,000 from the $40,300,000 reported at June 30, 2004 to $44,676,000 at June 30, 2005. Return on average equity increased 42.9%, to 11.3% for the six months ended June 30, 2005 compared to the same time period in 2004.

"Year to date 2005 performance has exceeded our expectations," said Grill. "We are pleased with our growth, margin improvement, and earnings trends resulting from the continued efforts of our dedicated Bankers and the strong support from the communities we serve."

Fentura Financial, Inc. is a bank holding company headquartered in Fenton, Michigan. Subsidiary banks include The State Bank headquartered in Fenton with offices serving Fenton, Linden, Holly, Grand Blanc, and Brighton; Davison State Bank headquartered in Davison, Michigan with offices serving Davison and Goodrich; and West Michigan Community Bank headquartered in Hudsonville, Michigan with offices serving Hudsonville, Holland, Jenison, and Grandville. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.